Exhibit 99.1


     Stone Energy Corporation today provided an update of its press release of October 10, 2001 regarding agreements to acquire from Conoco, eight producing properties on federal leases in the Gulf of Mexico and certain gathering facilities and pipelines through both stock and asset purchases for cash. All of the preferential rights to purchase that were applicable to any of the properties have expired and Stone will pay Conoco a total purchase price of $299.7 million. A small amount of the purchase price ($4.1 million) is associated with two crude oil pipelines which are subject to preferential rights to purchase elections that are due to expire on or before December 17, 2001. We believe the estimated net proved reserves associated with this acquisition are approximately 214.4 billion cubic feet (Bcf) of gas equivalent (25.7 million barrels of oil and 60.2 Bcf of gas). Using Stone estimates, this acquisition would increase our proved reserves at December 31, 2000 by approximately 35% and lower our natural gas as a percent of total reserves from 66% to 56%. The properties to be acquired are estimated to have a reserve life of approximately nine years based on an anticipated initial daily production rate of 65 MMcfe net to Stone. In addition to the value of estimated proved reserves and related existing infrastructure associated with these substantial properties, Stone has identified value in a combination of undrilled exploratory potential for future reserve and production growth, existing infrastructure from which many of these prospects can be drilled and future revenues and cost savings associated with the pipelines and gathering facilities.

     This acquisition was privately negotiated and is consistent with our strategy of targeting properties with characteristics fitting our core business strategy. Included in these characteristics are a Gulf of Mexico location, a mature production history with established infrastructure, multiple productive reservoirs and operatorship of a majority of proved reserves, combined with significant identified opportunities for future reserve and production growth. In addition to providing significant immediate growth in reserves and production, the properties will complement and enhance our existing Gulf of Mexico prospect inventory. We have advanced $30 million of the purchase price to Conoco as a performance deposit and expect to close the transaction on or before December 31, 2001. The following is a brief review of each of the properties we have agreed to acquire:

                                                                                                       Gross Cumulative
                                                                                                      Production Through
                                                     Interests to be Acquired                           September 2001
                                     ---------------------------------------------------------    --------------------------
             Field                      Working %          Net Revenue %         OCS Blocks           Oil and Gas (Bcfe)
---------------------------------    ----------------    ------------------    ---------------    --------------------------
Ewing Bank 305*                         80 - 89.2           60.9 - 66.7              3                       269.7

Mississippi Canyon 109**                16.5 - 33           13.8 - 27.5              2                       330.0

South Marsh Island 9                       50                  41.7                  1                       140.8

Ship Shoal 176*                         37.5 - 50           31.3 - 41.7              2                     1,408.7

Main Pass 311                             33.3                 27.8                  1                       322.9

Main Pass 144                          33.3 - 86.2          27.8 - 71.8              3                       362.1

Main Pass 290*                          66.7 -100           55.6 - 83.3              2                       309.3

South Marsh Island 107*                    50                  41.7                  1                       503.1

*   Currently operated by Conoco Inc.
** This interest is currently owned by Conoco Offshore Inc., all of the stock of which we are acquiring from Conoco.

     Stone plans to finance this transaction through a combination of borrowings under its credit facility and other long-term debt instruments. We are currently negotiating a $400 million credit facility.

     We have budgeted approximately $220 million for capital expenditures during 2002, which we plan to finance with cash flow from operations. This budget includes approximately $36 million to exploit and develop the Conoco properties. In addition to funding our drilling budget, we plan to use excess cash flow in 2002 to repay a portion of the bank debt that we expect to incur to finance a portion of this transaction.

     Stone has planned a conference call for 3:00 p.m. C.S.T on Tuesday, November 27, 2001 to discuss the Conoco property acquisition. Anyone wishing to participate should dial 1-800-340-5808 and request the "Stone Energy Call". If you are unable to participate in the original conference call, a rebroadcast will be available for 24 hours beginning Tuesday, November 27, 2001 at 5:00 p.m. C.S.T. To access the replay, dial 1-800-633-8284 and request reservation number 20018439. After the 24-hour replay period has elapsed, you may listen to a replay of the call on Stone Energy's web page at www.StoneEnergy.com.

     Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploitation and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains.

     For additional information, contact James H. Prince, Chief Financial Officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@stone-energy.com.

     Certain statements in this Form 8-K are forward-looking and are based upon Stone's current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, schedules, budgets, believes, projects, estimates or anticipates will, should or may occur in the future, including the consummation of our acquisitions from Conoco and the expected benefits of these acquisitions, the consummation of a new credit facility, future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone's Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Furthermore, the consummation of the transaction with Conoco is subject to various terms and conditions and, accordingly, we cannot assure you that it will occur by the expected date or at all. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone's actual results and plans could differ materially from those expressed in the forward-looking statements.